Filed Pursuant to Rule 433

Registration No. 333-182394

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

3.125% Senior Notes due 2022 (the “2022 Notes”)

4.375% Senior Notes due 2042 (the “2042 Notes”)

July 9, 2012

Issuer:	América Móvil, S.A.B. de C.V.

2022 Notes

Title of Securities:	3.125% Senior Notes due 2022

Aggregate Principal Amount:	$1,250,000,000

Issue Price:	99.490% of principal amount, plus accrued interest, if any, from July 16, 2012

Maturity:	July 16, 2022

Coupon:	3.125% per year

Optional Redemption:	Make-whole call at Treasury Rate plus 25 basis points

Yield to Maturity:	3.185%

Benchmark:	UST 1.75% due May 15, 2022

Benchmark Treasury Price and Yield:	102-07+; 1.505%

Spread to Benchmark Treasury:	+ 168 basis points

Interest Payment Dates:	January 16 and July 16 each year, commencing on January 16, 2013

Interest Payment Record Dates:	January 1 and July 1 of each year

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Minimum Denomination:	$200,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WBD6

ISIN:	US02364WBD65

2042 Notes

Title of Securities:	4.375% Senior Notes due 2042

Aggregate Principal Amount:	$750,000,000

Issue Price:	98.244% of principal amount, plus accrued interest, if any, from July 16, 2012

Maturity:	July 16, 2042

Coupon:	4.375% per year

Optional Redemption:	Make-whole call at Treasury Rate plus 30 basis points

Yield to Maturity:	4.482%

Benchmark:	UST 3.125% due February 15, 2042

Benchmark Treasury Price and Yield:	110-24; 2.602%

Spread to Benchmark Treasury:	+ 188 basis points

Interest Payment Dates:	January 16 and July 16 each year, commencing on January 16, 2013

Interest Payment Record Dates:	January 1 and July 1 of each year

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Minimum Denomination:	$200,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WBE4

ISIN:	US02364WBE49

Other Information

Trade Date:	July 9, 2012

Settlement Date:	July 16, 2012 (T+5)

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Book-Running Managers:	Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Co- Managers:	Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-182394).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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